Exhibit 23.2

Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2013 Long-Term Incentive Plan of ION Geophysical Corporation of our report dated March 21, 2012, with respect to the consolidated financial statements of INOVA Geophysical Equipment Limited and subsidiaries as of December 31, 2011, and for the year ended December 31, 2011 and the period from March 26, 2010 (inception) to December 31, 2010, included in ION Geophysical Corporation’s Annual Report (Form 10-K/A) for the year ended December 31, 2012, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Chartered Accountants

Calgary, Alberta
August 8, 2013